                                                                    EXHIBIT 12.1

                        ENTERPRISE PRODUCTS PARTNERS L.P.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (dollars in millions)

                                                           For Year Ended December 31,
                                                 --------------------------------------------------
                                                   2001       2000       1999      1998      1997
                                                 --------------------------------------------------
Income (loss) before minority interest
        and equity investments                   $  219.3   $  198.6   $  108.0   $  (5.5)  $  37.0
Add:
        Fixed charges
                                                     59.4       43.7       24.4      21.5      37.6
        Amortization of capitalized interest
                                                      0.2        0.2        0.1       0.1       0.1
        Distributed income of equity investees
                                                     45.1       37.3        6.0       9.1       7.3
Less:
        Capitalized interest
                                                     (2.9)      (3.3)      (0.2)     (0.2)     (2.0)
        Minority interest
                                                     (2.5)      (2.3)      (1.2)     (0.1)     (0.5)
                                                 --------   --------   --------   -------   -------
Total Earnings                                   $  318.6   $  274.2   $  137.1   $  24.9   $  79.5
                                                 ========   ========   ========   =======   =======

Fixed charges:
        Interest expense
                                                     49.6       33.3       16.4      15.1      25.7
        Capitalized interest
                                                      2.9        3.3        0.2       0.2       2.0
        Interest portion of rental expense
                                                      6.9        7.1        7.8       6.2       9.9
                                                 --------   --------   --------   -------   -------
        Total                                    $   59.4   $   43.7   $   24.4   $  21.5   $  37.6
                                                 ========   ========   ========   =======   =======

Ratio of Earnings to Fixed charges                  5.36x      6.27x      5.62x     1.15x     2.11x
                                                 ========   ========   ========   =======   =======

These computations take into account our consolidated operations and the distributed income from our equity method investees. For purposes of these calculations, "earnings" is the amount resulting from adding and subtracting the following items.

Add the following, as applicable:

     . consolidated pre-tax income before minority interest and income or loss from equity investees;
     .    fixed charges;
     .    amortization of capitalized interest;
     .    distributed income of equity investees; and
     . our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges.

From the total of the added items, subtract the following, as applicable:

     .    interest capitalized
     . preference security dividend requirements of consolidated subsidiaries; and
     . minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

The term "fixed charges" means the sum of the following:

     .    interest expensed and capitalized;
     . amortized premiums, discounts and capitalized expenses related to indebtedness;
     . an estimate of interest within rental expenses (equal to one-third of rental expense); and
     . preference security dividend requirements of consolidated subsidiaries.